                                                                   EXHIBIT 10(u)

             [LETTERHEAD OF UNITED ARTISTS THEATRE CIRCUIT, INC.]

                                                                Stewart D. Blair
                                              Chairman & Chief Executive Officer

                                March 27, 1995



Mr. Bruce Taffet
United Artists Theatre Circuit, Inc.
9110 E. Nichols Avenue, Suite 200
Englewood, Colorado  80112

Dear Bruce:

     Effective January 24, 1995 you were promoted to Executive Vice President of United Artists Theatre Circuit, Inc. (the "Company"). This is to confirm our understanding with respect to the matters addressed herein. If you agree with this letter and its terms are acceptable to you, please so indicate by signing in the space provided below and returning a copy to me.

     1.   Employment.  Your term of employment ("Term of Employment") shall
          ----------
terminate on May 12, 1997. Your responsibilities shall be as assigned to you at any time and from time to time by the Chief Executive Officer or the President of the Company.

     2.   Compensation.  Your base salary ("Base Salary") is currently $135,000
          ------------
per annum. The Company will review your Base Salary no less often than once annually for increase. Additionally, as determined from time to time by the Company, you may be entitled to bonuses and certain perquisites, as well as prompt reimbursement for all reasonable out-of-pocket expenses incurred by you in performing services for the Company. You are also entitled to participate in all employee benefit plans and programs made available to the Company's senior executives or its employees generally, as they are from time to time in effect. You are entitled to payment of annual dues at a club or clubs of your choice which is reasonably relevant in furtherance of the Company's business up to maximum of $5,000 per annum.

     3.   Termination of Employment.  Certain other of the Company's current
          -------------------------
Executive Vice Presidents (including Kurt C. Hall, Thomas C. Elliot and James Ruybal) entered into Employment Agreements with the Company as of May 12, 1992. Sections 8, 9, 10 and 19 of those Employment Agreements contain terms and

Mr. Bruce Taffet
March 27, 1995
Page 2

provisions regarding the rights, duties and obligations of the "Executive", as defined therein, and the Company in the event the Executive's employment with the Company is terminated, among such other terms and provisions as are set forth therein. The Company has provided you with copies of said Sections 8, 9, 10 and 19. It is agreed that said Sections 8, 9, 10 and 19, as they exist on the date hereof, are incorporated by reference just as if they were set forth in full herein, provided, however, that: all references therein to the "Executive" shall be to you; all references therein to "Base Salary" shall be to your Base Salary; all references therein to the "Agreement" shall be to this letter, and; defined terms used therein, unless otherwise defined in this letter, shall be as defined in said Employment Agreements.

     4.   Indemnification.  The Company agrees to indemnify you to the fullest
          ---------------
extent permitted by applicable law consistent with the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof with respect to any acts or non-acts you may have committed while you were an officer, director and/or employee (i) of the Company or any subsidiary thereof or (ii) of any other entity if your service with such entity was at the request of the Company. This provision shall survive the termination of the agreements contained herein.

     5.   Miscellaneous.
          -------------

          a. This agreement shall be binding upon and inured to the benefit of the parties hereto and their respective successors, heirs and assigns. No rights or obligations of the Company hereunder may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Company is not the continuing entity or (ii) sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained herein, either contractually or as a matter of law. The Company agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. None of your obligations hereunder may be assigned or transferred by you.

          b. Except to the extent otherwise provided herein, this letter contains the entire understanding and agreement concerning the

Mr. Bruce Taffet
March 27, 1995
Page 3

               subject matter hereof and supersedes any prior agreements, whether written or oral, concerning the subject matter hereof.

          c. No provision contained herein may be amended unless such amendment is agreed to in writing and signed by the parties hereto.

          d. In the event that any provision or portion of the agreements contained herein shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions contained herein shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          e. The agreements contained herein shall be governed by and construed and interpreted in accordance with the laws of Colorado, without reference to principles of conflict of laws.

                         Very truly yours,

                         UNITED ARTISTS THEATRE CIRCUIT, INC.


                         /s/ Stewart D. Blair
                         Stewart D. Blair



ACCEPTED THIS 5 DAY OF April, 1995.


/s/ Bruce Taffet
Bruce Taffet